EXHIBIT 99.2

ROXIO TO COMPLETE $22.5 MILLION EQUITY FINANCING

SANTA CLARA, Calif. – January 13, 2004 – Roxio, Inc. (Nasdaq: ROXI) today announced that it has entered into definitive agreements with independent accredited institutional investors relating to a private placement of 5,500,000 shares of Common Stock of the company at a price of $4.10 per share for aggregate gross proceeds of approximately $22.5 million. The parties expect to close the private placement on or about January 13, 2004.

The offering will add to the company’s working capital as it continues to expand its activities in the digital media sector.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. As part of this transaction, Roxio has agreed to file a registration statement covering the resale of the shares of Common Stock acquired in this offering.

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This press release contains forward-looking statements regarding the anticipated closing of the private placement. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include any event that would cause the Company or the investors to breach any of their representations and warranties under the purchase agreement. Further factors that could affect the Company are described in the risk factors contained in the Company’s SEC filings including the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2003. The Company assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright © 2004 Roxio, Inc. All rights reserved. Roxio is a registered trademark of Roxio, Inc. in the United States and/or other countries. All other trademarks used are owned by their respective owners.

Editorial Contact:	Investor Contact:
Lauren Karp	Jennifer Jarman
Roxio, Inc.	The Blueshirt Group
(408) 367-4866	(415) 217-7722
Lauren.karp@roxio.com	jennifer@blueshirtgroup.com